Exhibit 99.1

Company Release – 4/21/15

First Priority Financial Corp. Reports First Quarter 2015 Results.

MALVERN, Pa., April 21, 2015 – First Priority Financial Corp. (“First Priority” or the “Company”), parent of First Priority Bank, today reported financial results for the first quarter, 2015.

For the three months ended March 31, 2015, First Priority reported consolidated income before income taxes of $622 thousand compared to $610 thousand for the first quarter of 2014 and $601 thousand for the quarter ended December 31, 2014. Net income for the three months ended March 31, 2015 totaled $417 thousand, or $0.04 per basic and diluted common share after preferred dividends totaling $166 thousand. Comparatively, net income totaled $601 thousand in the first quarter of 2014, or $0.07 per basic and diluted common share, after preferred dividends and net warrant amortization totaling $127 thousand. At that time, the Company had not recorded its net deferred tax assets (“DTA”) through the reversal of the valuation allowance against the net DTA and accordingly, reported results did not include the impact of current income tax expense as a component of operating earnings.

David E. Sparks, Chairman and CEO, commented: “First Priority continued to report a consistent quarterly level of core operating results which has resulted in the sixth consecutive quarter of pre-tax earnings in excess of $600 thousand. This performance reflects the strength of our Company which is operating in a highly competitive banking environment.” Sparks continued: “Additionally, public trading of our stock was initiated in the first quarter on the OTCQX marketplace which will provide liquidity to current shareholders and broaden the ownership opportunity to new potential investors. We continue to believe that we are well positioned in this environment to take advantage of opportunities which may arise and to improve our operating performance”

Operating Results Highlights:

•	Total revenues in the first quarter of 2015 were $4.09 million, an increase of $113 thousand, or 2.8%, compared to $3.98 million in the first quarter of 2014. This positive variance resulted from an increase of $126 thousand, or 3.3% in net interest income from $3.76 million to $3.89 million, primarily resulting from growth of average interest earning assets of $33.8 million, or 8.3%, which included an increase in average loans of $36.8 million, or 11.0%. Net interest margin decreased 17 basis points from 3.76% during the first quarter of 2014 to 3.59% during the current quarter primarily related to a decline in the average rate on earning assets of 18 basis points. Non-interest income decreased $13 thousand, or 5.9%, from $219 thousand in the first quarter of 2014 to $206 thousand in the current quarter, as fee income from the wealth management business decreased $33 thousand, while income related to bank owned life insurance increased $4 thousand and banking related and other fees increased $16 thousand in the current quarter.

•	The provision for loan losses was $120 thousand for the quarter ended March 31, 2015, an increase of $15 thousand compared to $105 thousand recorded in the first quarter of 2014. The level of provision is impacted by management’s analysis of impaired and non-performing loans, as well as by the level of incremental loan volume and net charge-offs of loans. Net charge-offs for the current quarter totaled $56 thousand compared to $159 thousand for the same period of 2014. Total loans declined by $2.7 million in the current quarter compared to an increase of $4.3 million during the first quarter of 2014.

•	For the quarter ended March 31, 2015, non-interest expenses were $3.35 million, an increase of $86 thousand, or 2.6% from $3.27 million the same period in 2014, primarily reflecting incremental staffing costs related to enhancing business development opportunities in the Berks County market.

•	Income tax expense recorded in the three months ended March 31, 2015 totaled $205 thousand compared to $9 thousand for the first three months of 2014. This increase is primarily a result of reversing the valuation allowance on the DTA during the third quarter of 2014. The Company’s effective tax rate for the first three months of 2015 was 33.0% which approximates the expected effective tax rate going forward.

Balance Sheet and Capital Highlights:

•	Total assets were $471.3 million at March 31, 2015 compared to $492.3 million at December 31, 2014. This decrease resulted primarily from the maturity of a short term investment security totaling $30 million which also resulted in a corresponding reduction in short term borrowings.

•	Loans outstanding were $372.5 million at March 31, 2015, a decrease of $2.7 million, or 0.7% from $375.2 million at December 31, 2014. During the current quarter, net new loan production totaled approximately $8 million while the Company experienced approximately $11 million in unscheduled loan payoffs.

•	The investment portfolio totaled $61.0 million at March 31, 2015, compared to $91.5 million at December 31, 2014. As of March 31, 2015 and December 31, 2014, $45.2 million and $75.5 million of investments, respectively, were classified as available for sale while $15.8 million and $16.0 million, respectively, were classified as held to maturity. As of December 31, 2014, the Company’s investment portfolio included $30 million of short term United States Treasury securities which matured in January of 2015.

•	Deposits totaled $380.9 million at March 31, 2015 compared to $378.2 million at December 31, 2014, an increase of $2.7 million, or 0.7%, related to an increase in brokered time deposits, partially offset by a decline in money market deposit account and retail time deposits.

•	Total shareholders’ equity for the Company was $50.8 million at March 31, 2015, compared to $50.2 million at December 31, 2014. The equity to assets ratio as of March 31, 2015 was 10.8%, book value and tangible book value per common share were $6.42 and $5.94, respectively, and tangible common equity to tangible assets was 8.18%.

Asset Quality Highlights:

•	The allowance for loan losses was $2.4 million and $2.3 million at March 31, 2015 and December 31, 2014, respectively, which represented 0.64% and 0.62%, respectively, of total loans outstanding as of each of these dates.

•	Total non-performing loans were $4.2 million, or 1.13% of total loans outstanding at March 31, 2015 compared to $4.6 million, or 1.21% of total loans outstanding as of December 31, 2014. Total non-performing assets, totaled $5.6 million, or 1.19% of total assets, as of March 31, 2015, compared to $5.9 million, or 1.19% of total assets as of December 31, 2014. Net charge-offs for the current quarter totaled $56 thousand compared to $159 thousand for the same period of 2014.

About First Priority

First Priority Financial Corp. is a bank holding company, which along with its bank subsidiary, First Priority Bank, is headquartered in Malvern, Pennsylvania. First Priority Bank, with $471 million in assets, was chartered in November, 2005 and opened for business to the public in January, 2006 as a full service commercial bank providing personal and business lending, deposit products and wealth management services through its ten offices in Berks, Bucks, Chester and Montgomery Counties, Pennsylvania. Effective March 12, 2015, the common stock of First Priority Financial Corp. began trading on the OTCQX marketplace, under the symbol FPBK. First Priority’s website can be accessed at http://www.fpbk.com.

This release contains forward-looking statements, which can be identified by reference to a future period or periods or by the use of words such as “would be,” “will,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” and similar expressions or the negative thereof. These forward-looking statements include: statements of goals, intentions and expectations; statements regarding prospects and business strategy; statements regarding asset quality and market risk; and estimates of future costs, benefits and results. These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following: (1) general economic conditions, (2) competitive pressures among financial services companies, (3) changes in interest rates, (4) deposit flows, (5) loan demand, (6) changes in legislation or regulation, (7) changes in accounting principles, policies and guidelines, (8) litigation liabilities, including costs, expenses, settlements and judgments and (9) other economic, competitive, governmental, regulatory and technological factors affecting the Company’s operations, pricing, products and services. Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. We have no obligation to update or revise any forward-looking statements to reflect any changed assumptions, unanticipated events or any changes in the future.

The Company cautions that the foregoing list of important factors is not exclusive. Readers are also cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company to reflect events or circumstances occurring after the date of this press release.

For a discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review our filings with the Securities and Exchange Commission (“SEC”), including our most recent annual report on Form 10-K, as supplemented by our quarterly or other reports subsequently filed with the SEC.

First Priority Financial Corp.

Condensed Consolidated Statements of Operations

(Unaudited, in thousands, except per share data)

	For the three months ended
	March 31, 2015	December 31, 2014	March 31, 2014
Interest income	$4,654	$4,754	$4,474
Interest expense	766	752	712

Net interest income	3,888	4,002	3,762
Provision for loan losses	120	560	105

Net interest income after provision for loan losses	3,768	3,442	3,657
Non-interest income	206	275	219
Gains on sales of investment securities	—	51	—
Non-interest expenses	3,352	3,167	3,266

Income before income taxes	622	601	610
Federal income tax expense	205	196	9

Net income	$417	$405	$601
Preferred dividends, including net amortization	166	165	127

Income to common shareholders	$251	$240	$474

Basic earnings per common share	$0.04	$0.04	$0.07

Diluted earnings per common share	$0.04	$0.04	$0.07

Weighted average common shares outstanding:
Basic	6,447	6,447	6,439
Diluted	6,494	6,484	6,439

Net interest margin	3.59%	3.57%	3.76%

First Priority Financial Corp.

Condensed Consolidated Balance Sheets

(Unaudited, in thousands)

	March 31, 2015	December 31, 2014
Assets
Cash and cash equivalents	$20,955	$7,866
Investment securities	60,994	91,513
Loans receivable	372,469	375,222
Less: allowance for loan losses	2,377	2,313

Net loans	370,092	372,909
Premises and equipment, net	2,331	2,369
Bank owned life insurance	3,115	3,093
Deferred income taxes, net	4,207	4,541
Goodwill and other intangibles	3,099	3,122
Other assets	6,474	6,898

Total assets	$471,267	$492,311

Liabilities and Shareholders’ Equity
Liabilities:
Deposits	$380,935	$378,209
Borrowings	38,000	62,472
Other liabilities	1,541	1,419

Total liabilities	420,476	442,100
Shareholders’ equity	50,791	50,211

Total liabilities and shareholders’ equity	$471,267	$492,311

First Priority Financial Corp.

Selected Financial Data

(Unaudited, in thousands, except per share data)

	March 31, 2015	December 31, 2014
Period End Balance Sheet Ratios:
Loan to deposit ratio	97.8%	99.2%
Equity to assets	10.78%	10.20%
Tangible common equity/Tangible assets	8.18%	7.70%
Book value per common share	$6.42	$6.33
Tangible book value per common share	$5.94	$5.85

Selected Asset Quality Balances:

Non-performing loans	$4,197	$4,554
Other real estate owned	1,361	1,257
Repossessed assets	42	42

Total non-performing assets	$5,600	$5,853

Selected Asset Quality Ratios:
Non-performing loans as a percentage of total loans	1.13%	1.21%
Non-performing assets as a percentage of total assets	1.19%	1.19%
Allowance for loan losses as a percentage of total loans	0.64%	0.62%

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